Exhibit 10.8

Loan Agreement

By and between

The Shareholder of Beijing Ruijieao Bio-Technology Ltd.

and

NeoStem (China), Inc.

June 1, 2009

Loan Agreement	Confidential

Loan Agreement

This Loan Agreement (this “Agreement”) is executed by and between the following Parties on June 1, 2009, in Qingdao City, the People’s Republic of China ( the “PRC”).

(1)	Sole Shareholder of Beijing Ruijieao Bio-Technology Ltd. (hereinafter as the “Borrower” or “Party A”):

Name of Each Shareholder	Shareholding Ratio (%)	ID Card No.	Contact Address
Fu Wenyuan	100		No.27 Shandabei Road, Licheng District, Ji’nan City

(2)	NeoStem (China), Inc. (hereinafter as the “Lender” or “Party B”)
Legal Representative：Robin Smith

Address	: Room 0425A, Building C, No.6 XiangGangZhong Road, Shinan District, Qingdao City.
(Party A and Party B are collectively called “the Parties” and individually called “each Party” or “a Party” in this Agreement.)

WHEREAS:

(1) The Borrower (Party A) hold 100% of the equity interests in Beijing Ruijieao Bio-Technology Ltd. (the “Company”);

(2) Party B is a wholly foreign-owned enterprise incorporated under the PRC laws;

(3) Party A desires to secure a loan from Party B, for the purpose of increasing the registered capital of the Company, by pledging its equity in the Company to Party B as a guaranty of the loan, and Party B agrees to provide the loan to Party A ;

NOW, THEREFORE, The Parties have agreed through friendly negotiation to the terms and conditions with respect to the loan hereunder as follows:

1. DEFINITION

Except where provided otherwise, the terms used in this Agreement shall mean:

1.1 “PRC” refers to the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province;

Loan Agreement	Confidential

1.2 “PRC Laws” refers to all PRC laws, administrative regulations and government rules in effect;

1.3 “RMB” refers to the legal currency within the PRC;

1.4 “Loan” refers to the Total Principal to be loaned to the Borrower by the Lender in accordance with Article 2 hereunder;

1.5 “The Company” refers to Beijing Ruijieao Bio-Technology Ltd., a domestic company which is incorporated and validly existing under PRC Laws; its business license No. is 11010811860295, and its registered address is Room 2007 20/F, Qingyundangdai Building, No.9 Mantingfangyuan Community, Qingyun Li, Haidian District, Beijing City;

1.6 “Shareholder” refers to the sole Shareholders of the Company;

1.7 “Equity” or “Equity Interests” refers to the equity interests in the Company;

1.8 “Equity Transfer” refers to the assignment of Equity Interests in the Company held by Party A to Party B or its designated third party in accordance with the provisions of the exclusive purchase option agreement (the “Exclusive Purchase Option Agreement”) executed on June 1, 2009.

1.9 “Asset Transfer” refers to the assignment of the assets of the Company by the Company to Party B or its designated third party in accordance with the provisions of the Exclusive Purchase Option Agreement.

1.10 “Consideration for Equity Transfer” has the meaning set forth in Section 6 of this Agreement.

1.11 “Consideration for Assets Transfer” has the meaning set forth in Section 6 of this Agreement.

2. THE TOTAL LOAN AMOUNT

2.1 The total principal amount of the loan hereunder is RMB 100,000.00Yuan (the “Total Principal”), and the amount and ratio of the loan to be made to the Shareholder is as set forth in the following table:

Name of the Shareholder	Amount of the Loan (Yuan)	Percentage of Total Principal（%）
Fu Wenyuan	100,000.00	100%

Loan Agreement	Confidential

3.  TERM OF THIS AGREEMENT

3.1 Unless otherwise provided, the term of this Agreement shall begin from the Effective Date and expire when the loan is completely repaid by the Borrower in accordance with the provisions of Article 6 hereunder.

4. LOAN USAGE

4.1 The full amount of the loan provided hereunder shall be used to increase the registered capital of the Company, and the Borrower shall in no event change the usage without the prior written consent of the Lender.

4.2 The Borrower shall cause the Company to complete the registration of the Company with the competent Administration Bureau of Industry and Commerce in respect of the increase in the registered capital of the Company within thirty (30) business days upon receipt of the Loan hereunder, and such period may be prolonged upon the consent of the Lender.

5. LOAN INTEREST

5.1 Except as provided in Section 5.2 hereunder, the Loan hereunder shall be interest-free.

5.2 If the Consideration for Equity Transfer or the Consideration for Asset Transfer, in accordance with Section 6 hereof, is higher than the Total Principal as a result of the requirements of then applicable law or for any other reason, the excess shall be deemed to be loan interest/utilizing fees of the Loan to the largest extent permitted by PRC Laws, and will be paid to Party B by Party A together with loan principal.

6.  LOAN REPAYMENT

6.1 The Loan shall be repaid upon receipt of written notice sent by Party B to Party A (the “Repayment Notice”), which shall instruct Party A to repay the Loan in accordance with Section 6.3 hereof.

6.2 The Repayment Notice shall indicate the term of repayment, which shall be adjusted from time to time by Party B in accordance with the provisions of PRC Laws regarding equity transfers (the “Repayment Term”).

6.3 Except as provided otherwise by the Repayment Notice, Party A shall make payment to Party B during the Repayment Term as follows:

6.3.1
In the event of any Equity Transfer by Party A, the after-tax consideration paid to Party A in exchange for such Equity Transfer (including the principal and interest of the loan, if applicable) (hereinafter as the “Consideration for Equity Transfer”) shall be used by Party A to repay the Loan to Party B;

Loan Agreement	Confidential

6.3.2
In the event that the Company receives consideration for any Asset Transfer, Party A shall cause the Company to adopt a plan of profit distribution to transfer all after-tax income of the Company to Party B to the greatest extent permitted by PRC Laws, in order to repay the loan made by Party B under this agreement.

6.4 If the Consideration for Equity Transfer or Consideration for Asset Transfer is lower than the total principal under this Agreement, Party A shall be exempted from the shortfall repayment obligation.

7. CONDITONS FOR GRANTING OF THE LOAN

7.1 The loan shall be granted only upon satisfaction of all the following conditions:

7.1.1	Party A shall approve increasing the registered capital by an amount equal to the Total Principal.

7.1.2
Party A, or the Company on behalf of Party A, shall execute all documents necessary for the registration with the competent Administration Bureau of Industry and Commerce in respect of the increase of registered capital of the Company.

7.2 Party B shall grant the Loan immediately and deposit it in the escrow account as agreed by Party B for increasing the registered capital of the Company after it receives written evidence which proves that Party A has fulfilled all the conditions under Section 7.1 hereof.

8. WARRANTIES AND UNDERTAKINGS

8.1 Party A hereby represents and warrants to Party B that, as of the execution date of this Agreement:

8.1.1	Party A legally holds 100% of the Equity in the Company;
8.1.2	Except as otherwise provided in the Equity Pledge Agreement and Exclusive Purchase Option Agreement, there is no pledge or other form of encumbrance on the Equity;
8.1.3	There are no material debts which will adversely affect the Equity of Party A;

Loan Agreement	Confidential

8.1.4	Execution of this Agreement by Party A shall not constitute a breach of the articles of association of the Company.

8.2 Party A warrants to Party B that, as of the execution date of this Agreement:

8.2.1
Except as otherwise provided in the Equity Pledge Agreement and Exclusive Purchase Option Agreement, without Party B’s prior written consent, Party A shall not transfer, sell, mortgage or otherwise dispose of assets or income of the Company;

8.2.2
Without Party B’s prior written consent, Party A shall not supplement or amend the articles of association or rules of the Company, nor shall it increase or decrease the registered capital or change the shareholding structure of the Company in any manner;

8.2.3	Without Party B’s prior written consent, Party A shall not approve the resolutions for the Company to dissolve, liquidate or change legal form;
8.2.4
Without Party B’s prior written consent, Party A shall not approve any Profit Distribution Proposal, nor shall he accept such a distributed dividend; and at Party B’s request, Party A shall promptly approve a Profit Distribution Proposal and accept such a distributed dividend;

8.2.5	At Party B’s request, Party A shall provide Party B with all information regarding Party B’s business operations and financial condition;
8.2.6	Without Party B’s prior written consent, Party A shall not incur or succeed to any debts or liabilities which may adversely affect its Equity Interests;
8.2.7	Party A shall appoint, and appoint only, the candidates nominated by Party B to be the executive director of the Company, and shall not replace such candidates without Party B’s written consent;
8.2.8	Without Party B’s prior written consent; Party A shall not approve any acquisition of, any consolidation with, or any investment in any third party;
8.2.9
Party A shall promptly notify Party B of any pending or threatened lawsuit, arbitration or administrative dispute which involves the assets, business or income of the Company; and shall make every effort to take action to resolve such lawsuit, arbitration or administrative dispute in order to safeguard the legal rights and interests of the Company;

8.2.10	Without Party B’s prior written consent, Party A shall not commit any act or omission that would materially affect the Company’s assets, business or liabilities;
8.2.11
Party A shall strictly comply with the provisions of this Agreement, and effectively perform its obligations hereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of this Agreement.

Loan Agreement	Confidential

8.3 Party A warrants to Party B that it shall use its best efforts to ensure that the Company:

8.3.1
shall not, without Party B’s prior written consent, supplement or amend the articles of association or rules of the Company in any manner, nor shall it increase or decrease the registered capital or change the shareholding structure of the aforesaid entities in any manner;

8.3.2	shall prudently and effectively maintain its business operations according to good financial and business standards so as to maintain or increase the value of its assets;
8.3.3
shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets or incomes, nor shall it encumber its assets and income in any way that would affect Party B’s security interests unless as required for the business operations of the Company or upon prior written consent by Party B;

8.3.4	shall not incur or succeed to any debts or liabilities without Party B’s prior written consent;
8.3.5	without Party B’s prior written consent, shall not enter into or materially amend any material contract (exceeding RMB 100,000 in value), except for the routine business contracts;
8.3.6	without Party B’s prior written consent, shall not provide any loans or guaranty to any third party;
8.3.7	at Party B’s request, shall provide Party B with all information regarding the Company’s business operation and financial condition;
8.3.8	without Party B’s prior written consent, shall not acquire or consolidate with any third party, nor shall it invest in any third party;
8.3.9
shall promptly notify Party B of any pending or threatened litigation, arbitration or administrative dispute which involves the assets, business or income of the Company; and shall make every effort to take action to resolve such litigation, arbitration or administrative dispute in order to safeguard the legal rights and interests of the Company;

8.3.10
without Party B’s prior written consent, shall not distribute any dividends to the Shareholder in any manner, and, at Party B’s request, shall promptly distribute all distributable dividends to the Shareholder;

8.3.11	without Party B’s prior written consent, shall not commit any act or omission that would materially affect the Company’s assets, business or liabilities.

9. GUARANTY OF THE LOAN

9.1 To secure the repayment of the debts under this Agreement, Party A agrees to pledge all his equity in the Company to Party B, and both Parties agree to execute the Equity Pledge Agreement with respect thereto.

Loan Agreement	Confidential

10. TAX AND EXPENSE

10.1 The Parties shall pay their respective taxes and expenses in relation to the execution and performance hereof in accordance with PRC Laws.

10.2 Party B shall pay taxes and expenses in accordance with Section 6.4 hereof (if applicable).

11. ASSIGNMENT OF AGREEMENT

11.1 Party A shall not transfer any or all of its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

11.2 The Parties agree that Party B shall have the right to transfer any or all of its rights and obligations under this Agreement to any third party upon a six (6) days’ written notice to Party A without approval by Party A.

12. LIABILITIES AND INDEMITIES FOR BREACH OF THIS AGREEMENT

12.1 If Party A uses the Loan other than in compliance with the terms of this Agreement without Party B’s written consent, Party B shall require Party A repay the improperly used part promptly.

12.2 If Party A breaches the warranties and undertakings as provided in Article 8 hereof or other provisions under this Agreement and fails to redress such breach within sixty (60) days upon receipt of written notice from Party B, Party B shall be entitled to require Party A to repay the granted Loan promptly.

12.3 If Party A fails to duly repay the Loan in accordance with the provisions hereunder, then Party A shall pay the liquidated damage per day equal to 0.03% of the unpaid Consideration which falls due; if any delay of payment amounts to sixty (60) days, then Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

13.  EFFECTIVENESS, MODIFICATION AND CANCELLATION

13.1 This Agreement shall take effect on the date of execution hereof by Party A and the duly authorized representative of Party B.

13.2 The modification of this Agreement shall not be effective without written agreement through negotiation. If the Parties do not reach an agreement as to modification, this Agreement remains effective.

13.3 This Agreement shall not be discharged or canceled without written agreement through negotiation, provided that Party B may, by giving thirty (30) days’ prior notice to Party A, terminate this Agreement.

Loan Agreement	Confidential

13.4 Unless Party B fails to grant the Loan as required hereunder after the satisfaction of all conditions as set forth in Section 7.1 hereof by Party A, Party A shall in no event unilaterally terminate this Agreement.

13.5 If Party B fails to provide the Loan in accordance with the terms hereof, this Agreement shall be automatically terminated.

14. CONFIDENTIALITY

14.1 Any information, documents, data and all other materials (herein “confidential information”) arising out of the negotiation, signing, and implementing of this Agreement shall be kept in strict confidence by the Parties. Without the written approval of the other Parties, no Party shall disclose to any third party any relevant materials, but the following circumstances shall be excluded:
(1)	Material that is known by the Public (but not including material disclosed by each Party receiving the materials);
(2)	Material required to be disclosed subject to the applicable laws or the rules or provisions of a stock exchange; or
(3)
Material disclosed by each Party to its legal or financial consultant  relating to the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of confidential material by staff or a consignee of any Party shall be deemed to be disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract.

14.2 This Clause shall survive whether this Agreement is invalid, amended, revoked, terminated or incapable of implementation for any reason.

15.  FORCE MAJEURE

15.1 “Force Majeure” refers that any event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquakes, flood or fire), government acts, strikes or riots.

15.2 If an event of force majeure occurs, any of the Parties that is prevented from performing its obligations under this Agreement by an event of force majeure shall notify the other Party without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event, shall take appropriate means to minimize or remove the negative effects of force majeure on the other Party and shall not assume the liabilities for breaching this Agreement. The Parties shall continue performing this Agreement after the event of force majeure disappears.

Loan Agreement	Confidential

16.  GOVERNING LAW AND DISPUTE RESOLUTION

16.1 The effectiveness, interpretation, implementation and dispute-resolution related to this Agreement shall be governed under PRC Laws.

16.2 Any dispute arising out of this Agreement shall be resolved by both Parties through mutual negotiation. If both parties cannot reach an agreement within thirty (30) days from the date on which the dispute is brought forward, either Party may submit the dispute to the Qingdao Arbitration Commission for arbitration under its applicable rules. The arbitration award shall be final and binding upon both Parties.

16.3 During the process of dispute-resolution, both parties shall continue to perform other terms under this Agreement, except for the provisions subject to the dispute resolution.

17.  MISCELLANEOUS

17.1 The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters herein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

17.2 This Agreement shall bind and benefit the successor of each Party and any transferee permitted hereunder with the same rights and obligations as if such successor or transferee were an original party hereto.

17.3 Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be delivered by personal delivery, fax or registered mail. It shall be deemed to be delivered upon: (1) registered air mail: 5 business days after deposit in the mail; (2) personal delivery: the next business day after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery:

Party A:
Contact person: Fu Wenyuan
Address: No.27 Shandabei Road, Licheng District, Ji’nan City
Tel:                          Fax:

Party B:
Contact person: Robin Smith
Address:
Tel:                          Fax:

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17.4 This Agreement is executed in two (2) originals with each of the person for signing this Agreement holding one original, and each of originals shall be equally valid and authentic.

17.5 Whenever the consent of Party B is required under this Agreement, such consent shall not be effective unless such consent is also provided by either the sole shareholder, or the Executive Director, of Party B.
[Signature page follows]

Loan Agreement	Confidential

IN WITNESS THEREFORE, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

For and on behalf of

Party A  The Shareholder of Beijing Ruijieao Bio-Technology Ltd.

Name of the Shareholder	Signature
Fu Wenyuan	/s/ Fu Wenyuan

Party B  NeoStem (China), Inc.  (Seal)

Legal Representative (or Authorized Representative):

Signature	/s/ Robin Smith